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                                                                   Exhibit 99
[LOGO]
                                                 CONTACT:    BILL BELKNAP
                                                             MEDIA RELATIONS
      2400 Energy Park Drive                                 (612) 481-3604
      St. Paul, Minnesota  55108
                                                             RICHARD EDWARDS
                                                             INVESTOR RELATIONS
                                                             (612) 481-3650

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NEWS                                          FOR IMMEDIATE RELEASE

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                                                   July 18, 1996

         H.B. FULLER COMPANY ANNOUNCES REGULAR QUARTERLY CASH DIVIDEND,
                    APPROVAL OF STOCK REPURCHASE PROGRAM AND
                      ADOPTION OF SHAREHOLDER RIGHTS PLAN

     ST. PAUL, MINN. -- H.B. Fuller Company (NASDAQ: FULL) announced today that its Board of Directors has approved the company's regular quarterly cash dividend, a stock repurchase program and a shareholder rights plan.

     The board voted to approve the regular quarterly dividend of $0.165 per share of common stock. The dividend is payable August 12, 1996, to shareholders of record at the close of business on July 30, 1996.

     The board also authorized a stock repurchase program under which up to 300,000 shares of H.B. Fuller Company common stock may be repurchased by the company. Terms of the program allow the company to make such purchases from time to time at prevailing prices in the open market, by block purchase or in private transactions. The program may be discontinued at any time. The company has approximately 14 million shares of common stock outstanding. The shares of common stock repurchased will be available for compensation plans of the company. Repurchases will be funded with internally generated funds or through available lines of credit.

     The board also adopted a shareholder rights plan to replace the company's existing shareholder rights plan that will expire on July 30, 1996. Anthony L. Andersen, chair of the H.B. Fuller board, explained, "Like the old plan, the new shareholder rights plan is intended to preserve the long-term value of the company for all of its


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7/18/96 H.B. Fuller -- continued
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stakeholders. The plan is designed to protect stakeholders against partial tender offers and other coercive tactics. It does not prevent a takeover, but it should encourage anyone seeking to acquire the company to negotiate with the board prior to attempting a takeover."

     In connection with the adoption of the new shareholder rights plan, the board authorized a new series of preferred stock that would be exchanged for the company's existing Series A preferred stock if and when the rights issued under the new shareholder rights plan become exercisable. Such an exchange is intended to preserve the voting power of Elmer L. Andersen, who holds all of the existing Series A preferred shares, in the event any rights are exercised.

     H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products with 1995 sales of $1.24 billion.
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